Exhibit 5(i)

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102

Ladies and Gentlemen:

In my capacity as Vice President and Corporate Counsel of Pruco Life Insurance Company ("Pruco Life"), I have reviewed the establishment of the Index Strategies Separate Account (the "Account") by the Executive Committee of the Board of Directors of Pruco Life Insurance Company as a non-insulated, non-unitized separate account for assets applicable to certain index-linked crediting strategy insurance contracts, pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I am responsible for oversight of the preparation and review of the Registration Statement on Form S-3, as amended, filed by Pruco Life with the Securities and Exchange Commission (Registration Number: 333-265507) under the Securities Act of 1933 for the registration of certain index-linked crediting strategy insurance contracts issued with respect to the Account.

I am of the following opinion:

(1)    Pruco Life was duly organized under the laws of Arizona and is a validly existing corporation.

(2)    The Account has been duly created and is validly existing as a non-insulated, non-unitized separate account pursuant to the provisions of the State of Arizona law.

(3)    The index-linked crediting strategy insurance contracts are legal and binding obligations of Pruco Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jordan K. Thomsen	10/3/2022
Jordan K. Thomsen	Date
Vice President and Corporate Counsel